Exhibit 99

Press Release

Horizon Offshore, Inc. Announces Award of Southeast Asia Project

HOUSTON, Sept. 10. /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq: HOFF - News) announced today that P. T. Gunanusa Utama Fabricators of Indonesia recently awarded its subsidiary, P. T. Horizon Offshore Indonesia, a subcontract to perform offshore construction services in connection with a project for TotalFinaElf in Southeast Asia. Services provided by P. T. Horizon Offshore Indonesia will include project management, pre- and post-lay surveys and the installation and burial of a twenty-inch pipeline offshore Balikpapan Arial">, Indonesia. The combination derrick-lay barge Sea Horizon will perform all aspects of the installation, including the burial.

Bill Lam, President and Chief Executive Officer of Horizon Offshore, Inc. said, "We are very pleased with this award and are excited at the continued confidence shown by our clients in Southeast Asia as this market develops. We remain confident that we will further expand into this market and see numerous opportunities to demonstrate our capabilities and our commitment to provide a quality product for our clients."

Horizon Offshore, Inc., and its subsidiaries provide marine construction services to the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other subsea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.

Among the factors that could cause actual results to differ materially are industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects, and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representation by Horizon or any other person that the projected outcomes can or will be achieved.